                                                                   Exhibit 10.08

                           Asset Purchase Agreement


     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is made this 11/th/ day of February, 2000, by and between NextMedia Group, LLC, a Delaware limited liability company ("Buyer"); Pinnacle Broadcasting Company, Inc., a Delaware corporation ("Pinnacle"); WSOY Decatur, Inc., a Delaware corporation; Pinnacle Southeast, Inc., a Delaware corporation; Pinnacle Myrtle Corp., a Delaware corporation; Atlantic Towers, Inc., a South Carolina corporation; El Paso and Lubbock, Inc., a Delaware corporation; WFXC & WDUR, Inc., a Delaware corporation; and Pinnacle S.C., Inc., a Delaware corporation (each of the foregoing eight companies a "Seller" and, collectively, the "Sellers").

                             W I T N E S S E T H :

     WHEREAS, Sellers own certain assets used in connection with the operation of Radio Stations WDZ (AM), WDZQ (FM), WSOY (AM) and WSOY -FM, Decatur, IL; WCZQ
(FM), Monticello, IL; WANJ (FM), Belhaven, NC; WANG (AM) and WANG-FM, Havelock, NC; WKOO (FM), Jacksonville, NC; WRNS (AM) and WRNS-FM, Kinston, NC; WDLX (AM) and WERO (FM), Washington, NC; WRNN-FM, Murrells Inlet, SC; WYAV (FM), Myrtle Beach, SC; WMYB (FM), Socastee, SC; WYAK (FM), Surfside Beach, SC; KLLL (FM) and KONE (FM), Lubbock, TX; and KMMX (FM), Tahoka, TX (each a "Station" and collectively the "Stations"); and

     WHEREAS, Buyer desires to acquire from Sellers and Sellers desire to sell to Buyer substantially all of the assets owned by Sellers, used in or useful to the operation of the Stations except Excluded Assets (as hereinafter defined); and

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     WHEREAS, Buyer and Seller desire that Buyer supply programs to the Stations from March 1, 2000, to the Closing Date (as hereinafter defined) through a Time Brokerage Agreement (the "TBA"); and

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby agree as follows:

                                   ARTICLE 1
                              PURCHASE OF ASSETS
                              ------------------

     1.1. Transfer of Assets. On the terms and subject to the conditions hereof
          ------------------
and subject to Section 1.2, on the Closing Date, Sellers shall assign, transfer, convey and deliver to Buyer and Buyer shall acquire and assume from Sellers, all of the right, title and interest of Sellers in and to all of the following assets, properties, interests and rights of Sellers (collectively the "Station Assets") free and clear of all liens, claims, or encumbrances other than Permitted Liens (as defined in Section 6.1.10):

          1.1.1 All of each Seller's rights in and to the licenses, permits and other authorizations issued to any Seller by any governmental authority, including those issued by the Federal Communications Commission (the "FCC"), used in connection with the operation of the Stations, along with renewals or modifications of such items from the date hereof through the Closing Date, including but not limited to those listed in Schedule 1.1.1 hereto (hereafter referred to as the "Station Licenses");

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          1.1.2 All equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts and all other tangible personal property of every kind and description, and Sellers' rights therein, owned, leased or held by any Seller and used in or useful to the operations of the Stations, including but not limited to those items described or listed in Schedule 1.1.2 hereto, together with any replacements thereof, improvements or additions thereto made from the date hereof through the Closing Date, and less any retirements or dispositions thereof made between the date hereof and the Closing Date in the ordinary course of business of Sellers (the "Tangible Personal Property");

          1.1.3 All of each Seller's rights, in and under those contracts, agreements, leases and legally binding contractual rights of any kind, written or oral, relating to the operation of the Stations ("Contracts") that are listed in Schedule 1.1.3 hereto and (i) those Contracts entered into by a Seller from the date hereof through the Closing Date in the ordinary course of the Sellers' business, subject to Section 1.2.4, and Section 8.1; (ii) all Contracts for the sale of advertising time, subject to Section 8.1 hereto; and (iii) all Contracts for consideration other than cash, such as merchandise, services or promotional consideration ("Trade Agreements"), subject to Section 17.10 hereto;

          1.1.4 All of each Seller's rights in and to all processes, patents, trade secrets, proprietary information, call letters, trademarks, trade names, service marks, copyrights, Internet domain names, including registrations and applications for registration of any of them, computer software programs and programming material of whatever form or nature, jingles, slogans, the Stations' logos and all other logos or licenses to use the same and all other intangible property rights

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of Sellers, which are used in connection with the operation of the Stations, including but not limited to those listed in Schedule 1.1.4 hereto (collectively, the "Intellectual Property") together with any associated good will and any additions thereto between the date hereof and the Closing Date;

          1.1.5 All of each Seller's rights in and to all the files, documents, records, and books of account relating to the operation of the Stations or to the Station Assets, including, without limitation, each Station's public files, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports, marketing and demographic data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports and filings with the FCC, originals or copies with facsimile signatures of all written Contracts to be assigned hereunder, logs, software programs and books and records relating to employees, operation and technical matters; but excluding records relating solely to any Excluded Asset (as hereinafter defined);

          1.1.6 All of each Seller's rights to the extent they are assignable under manufacturers' and vendors' warranties relating to items included in the Station Assets and all similar rights against third parties relating to items included in the Station Assets;

          1.1.7 All real property owned by any Seller and related to the operation of any Station, together with all appurtenant easements thereunto and all structures, fixtures and improvements located thereon, together with any additions thereto from the date hereof through the Closing Date (the "Owned Real Estate");

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          1.1.8     All leasehold rights and interests of a Seller in real
property used in connection with the operations of any of the Stations (the "Leased Real Estate," together with the Owned Real Estate, the "Real Estate"). The Real Estate is more fully described in Schedule 1.1.8;

          1.1.9 All such other assets, properties, interests and rights owned by any Seller that are used in connection with the business and operation of the Stations or that are located as of the Closing Date on the Real Estate, except Excluded Assets; and

          1.1.10 All of any Seller's rights in and to all causes of action for any past infringement of any of the Intellectual Property.

     1.2. Excluded Assets.    Notwithstanding anything to the contrary contained
          ---------------
herein, it is expressly understood and agreed that the Station Assets shall not include the following assets or any right, title or interest therein (the "Excluded Assets"):

          1.2.1 All cash, marketable securities, and cash equivalents of the Sellers on hand and/or in banks;

          1.2.2 All accounts receivable or notes receivable of Sellers as of the TBA Effective Date;

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          1.2.3     All tangible and intangible personal property of any Seller disposed of or consumed in the ordinary course of business of Sellers between the date hereof and the Closing Date, as permitted hereunder;

          1.2.4 All Contracts that have terminated or expired on or prior to the Closing Date in the ordinary course of business of Sellers;

          1.2.5 Each Seller's memoranda, correspondence, notes, corporate seals, minute books, charter, limited liability company, and/or partnership documents, corporate stock record books and such other books and records as pertain to the organization, existence, share capitalization or partnership interests of that Seller, and duplicate copies of such financial records as are necessary to enable each Seller to file its tax returns and reports as well as any other records or materials relating to any Seller generally;

          1.2.6 Contracts of insurance and all insurance proceeds or claims made by any Seller arising or related to the Station Assets prior to Closing (as hereinafter defined);

          1.2.7 The Employee Benefit Plans, as set forth in Sellers' Disclosure Letter, and the assets thereof;

          1.2.8 Any right to use the name "Pinnacle," "Pinnacle Broadcasting" or any variation thereof or the corporate name or any variation thereof of any of the Sellers;

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          1.2.9     All material contracts entered into before this Agreement
and not listed in Schedule 1.1.3;

          1.2.10    Those specific assets identified in Schedule 1.2.10;

          1.2.11 Except as described in Section 1.1.10, all of any Seller's rights in and to all causes of action; and

          1.2.12    All tax refunds relating to the period prior to the Closing.

                                   ARTICLE 2
                           ASSUMPTION OF OBLIGATIONS
                           -------------------------

     2.1. Assumption of Obligations.  Subject to the provisions of this Section
          -------------------------
2.1, Section 2.2 and the TBA, on the Closing Date, Buyer shall assume (i) the obligations of each Seller arising or to be performed after that date under the Contracts referred to in Section 1.1.3 hereto in effect on that date, (ii) the liabilities set forth on Schedule 2.1, (iii) all liabilities and obligations that arise from the operation by Buyer of the Station Assets after the TBA Effective Date, and (iv) all liabilities and obligations of Seller under a Real Estate Lease, to the extent such obligations and liabilities relate to the
period after the Closing Date.   All of the foregoing liabilities and
obligations shall be referred to herein collectively as the "Assumed
Liabilities."

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     2.2. Retained Liabilities.  Subject to the TBA, notwithstanding anything
          --------------------
contained in this Agreement to the contrary, Buyer does not assume or agree to pay, satisfy, discharge or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the execution of this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability or obligation of any Seller other than the Assumed Liabilities, including any of the following liabilities or obligations of the Sellers (the "Retained Liabilities"), unless such liabilities or obligations result from the acts or omissions of Buyer, its employees, agents, assignees, Affiliates, subsidiaries, or those acting on behalf of Buyer:

          2.2.1 All obligations or liabilities of any Seller or any predecessor or Affiliate (as hereinafter defined) of a Seller which relate to any of the Excluded Assets.

          2.2.2 Other than taxes expressly allocated pursuant to other provisions of this Agreement, tax liabilities of any and all kinds (federal, state, local, and foreign) of Sellers including, without limitation, any liabilities for taxes on or measured by income, liabilities for withheld federal and state income taxes and employee F.I.C.A. (Federal Insurance Contribution
Act) or employer F.I.C.A., and liabilities for income taxes arising as a result of the transfer of the Station Assets or otherwise by virtue of the consummation of the transactions contemplated hereby;

          2.2.3 All liabilities or obligations of any Seller owed to any of its Affiliates;

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          2.2.4     All liabilities or obligations arising out of any breach
occurring prior to the Closing by any Seller (or a predecessor or Affiliate of any Seller) of any of the terms or conditions of a Real Estate Lease or contract to which Seller is a party (or successor in interest to a party).

          2.2.5 All liabilities and obligations of any Seller or a predecessor or Affiliate of any Seller resulting from, caused by or arising out of, any violation of law exclusive of Permitted Liens;

          2.2.6 Any claims, liabilities and obligations of any Seller as an employer, including, without limitation, liabilities for wages, supplemental unemployment benefits, vacation benefits, severance benefits, retirement benefits, COBRA benefits, FMLA benefits, WARN obligations and liabilities, or any other employee benefits, withholding tax liabilities, workers' compensation, or unemployment compensation benefits or premiums, hospitalization or medical claims, occupational disease or disability claims, or other claims attributable in whole or in part to employment or termination by that Seller or arising out of any labor matter involving that Seller as an employer, and any claims, liabilities and obligations arising from or relating to the Employee Benefit Plans;

          2.2.7 Any claims, liabilities, losses, damages, or expenses relating to any litigation, proceeding, or investigation of any nature arising out of the operations of any of the Stations on or prior to the Closing Date including, without limitation, any claims against or any liabilities for injury to or death of persons or damage to or destruction of property, any workers' compensation claims, and any warranty claims unless such claim, liability, loss, damage or expense is caused by or results

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from an act or material omission of Buyer, its employees, agents, Affiliates, subsidiaries, assigns or those acting on behalf of Buyer;

          2.2.8 Except as provided in Section 3.3, any accounts payable, other indebtedness, obligations or accrued liabilities of any Seller, including any obligations of a Seller under leases of capital equipment (a "Capital Lease"); and

          2.2.9 Any fees and expenses incurred by Sellers in connection with negotiating, preparing, closing, and carrying out this Agreement and the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of Sellers' attorneys, accountants, consultants and brokers, except as otherwise provided in Section 13.2.

                                   ARTICLE 3
                                 CONSIDERATION
                                 -------------

     3.1. Purchase Price and Delivery of Consideration.  As consideration for
          --------------------------------------------
the sale and conveyance of the Stations Assets, and in addition to the assumption of certain obligations of Sellers pursuant to Section 2.1 above, Buyer shall, subject to Articles 11 and 12 hereof, at the Closing pay and deliver to Pinnacle: Seventy-Five Million Dollars ($75,000,000.00) (the "Purchase Price"); by certified check or wire transfer of immediately available United States funds. The Purchase Price shall be paid in full at the Closing subject only to the Five Hundred Thousand Dollars ($500,000.00) Holdback Amount as provided in Section 8.9, below.

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     3.2. Allocation of Consideration.  Within thirty (30) days after the
          ---------------------------
Closing Date, Sellers and Buyer shall negotiate in good faith an allocation of the total consideration among the Station Assets (the "Allocation"). If the Allocation is not agreed upon within thirty (30) days after the Closing Date, Buyer will order an appraisal of the Station Assets from Broadcast Investments Analysts ("BIA") and BIA will determine the Allocation. The appraisal, if required, shall be provided to Sellers within forty-five (45) days after it is ordered. Buyer and Sellers agree to prepare and file all income tax returns (including, if applicable, Form 8594) in a manner consistent with the Allocation and will not in connection with the filing of such returns make any allocation that is contrary to the Allocation. Buyer and Sellers agree to consult with each other with respect to all issues related to the Allocation in connection with any tax audits, controversy or litigation. The fees for BIA shall be borne by Buyer.

     3.3. Allocations and Prorations.
          --------------------------

          3.3.1 Subject to the TBA appended hereto as Exhibit 10.9, all operating income and expenses of the Stations and Station Assets attributable thereto through 11:59 a.m. on the Closing Date shall be for the account of Sellers and thereafter shall be for the account of Buyer.

          3.3.2 The Allocation and proration set forth in Subsection 3.3.1 above shall be made by Buyer and a statement thereof given to Sellers within thirty (30) days after the Closing Date. Sellers shall give written notice of any objection thereto within twenty (20) business days after delivery of such statement, detailing the reason for such objection and stating the amount of the proposed final Allocation and proration. If a timely objection is made and the parties cannot reach

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agreement within thirty (30) days after receipt of the objection as to the amount of the final Allocation and proration, the matter shall be referred to Arthur Andersen, L.L.P. (the "Independent Auditor") to resolve the matter, whose decision will be final and binding on the parties, and whose fees and expenses shall be borne by Buyer and Sellers in accordance with the following: each party shall pay an amount equal to the sum of all fees and expenses of the Independent Auditor on a proportional basis taking into account the amount of the net Allocation and proration proposed by each of Buyer and Sellers and the amount of the final Allocation and proration determined by the Independent Auditor (for example, if Buyer proposed a payment of $10 to Sellers, Sellers proposed a payment of $100, and the Independent Auditor proposed a payment of $30, Buyer would pay 20/90ths of the Independent Auditor's fees and Sellers would pay 70/90ths of those fees based on the $90 in dispute between the parties). Within five (5) business days following a final determination hereunder, the party obligated to make payment will make the payments determined to be due and owing in accordance with this Section 3.3.

                                   ARTICLE 4

                                    CLOSING
                                    -------

     4.1. Closing.   The consummation of the transactions contemplated herein
          -------
(the "Closing") shall occur, except as otherwise mutually agreed upon by Buyer and Sellers, (i) within ten (10) business days after the FCC Consent (as hereinafter defined) to the assignment of the Station Licenses have become Final Orders (as hereinafter defined), or (ii) at such later date that all other terms and conditions as set forth in Articles 11 and 12 have been satisfied, or (iii) such other date following FCC Consent to the assignment as may be mutually agreed to by the parties ("Closing

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Date"). For purposes of the Agreement, "Final Order" means action by the FCC granting an application contemplated by this Agreement which is not reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which action no timely request for stay, petition for rehearing, or reconsideration, application for review or appeal is pending, and as to which the time for filing any such request, petition or appeal or reconsideration by the FCC on its own motion has expired. The Closing shall be held in the offices of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., First Union Capitol Center, Suite 1600, Raleigh, North Carolina 27601, or at such place as the parties hereto may agree.

                                   ARTICLE 5

                             GOVERNMENTAL CONSENTS
                             ---------------------

     5.1. FCC Consent.   It is specifically understood and agreed by Buyer and
          -----------
Sellers that the Closing and the assignments of the Station Licenses and the transfer of the Station Assets are expressly conditioned on and are subject to the prior consent and approval of the FCC ("FCC Consent").

     5.2. FCC Applications.   Within twenty (20) business days after the
          ----------------
execution of this Agreement, Buyer and Sellers shall file applications with the FCC for the FCC Consent ("FCC Applications"). Buyer and Sellers shall prosecute the FCC Applications with all reasonable diligence and otherwise cooperate with each other and the FCC and use their best efforts to obtain the FCC Consent as expeditiously as practicable.

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                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF SELLERS
                   -----------------------------------------

     6.1. Representations and Warranties of Sellers.    Each Seller represents
          -----------------------------------------
and warrants to the Buyer the following:

          6.1.1     Organization, Good Standing, Etc.  (i) Each Seller is a
                    --------------------------------
corporation duly organized and validly existing under the laws of Delaware except for Atlantic Towers, Inc. which is a corporation duly organized and validly existing under the laws of South Carolina, and each Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary;

          (ii) Each Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Sellers, their officers, directors and shareholders. This Agreement has been duly executed and delivered by Sellers and constitutes the legal, valid and binding obligation of each Seller, enforceable against it in accordance with its terms;

          6.1.2     Authority.  Assuming the consents contemplated by Sections
                    ---------
6.1.2 and 6.1.14 are obtained, neither the execution and delivery of this Agreement nor the consummation of

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the transactions contemplated hereby will (i) violate, conflict with or result in any breach of any provision of the organizational documents of any Seller,
(ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate (whether as a result of the sale of the Station Assets or otherwise) any material obligation except those matters disclosed in that letter to Buyer from Sellers dated February __, 2000 (the "Sellers" Disclosure Letter"), or result in the loss of any material benefit, or give rise to the creation of any material lien, charge, security interest or encumbrance upon any of the properties or assets of any Sellers or any of its subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any material license, lease, agreement or other material instrument or obligation to which any of them is a party or by which they or any of their properties or assets may be bound or affected, or
(iii) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") applicable to any Seller or any of its properties or assets. To Sellers' knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Sellers in connection with the execution and delivery of this Agreement by Sellers or the consummation by Sellers of the transactions contemplated hereby, except for consents of the FCC to the assignments of the Station Licenses;

          6.1.3     Financial Statements.  Copies of the most recent unaudited
                    --------------------
internally prepared financial statements including income statements and balance sheets have been provided to Buyer

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in Sellers' Disclosure Letter (such financial statements collectively being referred to as the "Sellers' Financial Statements"). The Sellers' Financial Statements were prepared on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the consolidated financial position and results of operations of the Stations as of such dates and for the periods then ended (subject, in the case of the unaudited Sellers' Financial Statements, to the absence of notes and to normal, recurring adjustments that would not be material in the aggregate);

          6.1.4     Absence of Undisclosed Liabilities.  To Sellers' knowledge,
                    ----------------------------------
there are no material liabilities of any kind whatsoever with respect to any Station (whether absolute, accrued, contingent or otherwise, and whether due or to become due), other than liabilities and obligations (i) provided for or reserved against in the Sellers' Financial Statements, (ii) arising in the ordinary course of business after the date of the latest balance sheet pertaining to that Station and consistent with past experience, or (iii) disclosed in Sellers' Disclosure Letter;

          6.1.5     Compliance with Applicable Laws; FCC Matters.  (i) To
                    --------------------------------------------
Sellers' knowledge, except as permitted or contemplated hereby or as disclosed in Sellers' Disclosure Letter, the operations of the Stations have been and now are being conducted in substantial compliance with each law, ordinance, regulation, judgment, decree, injunction, rule or order of the FCC or any other Governmental Entity binding on any Seller, the Stations or their respective properties or assets. No investigation or review by any Governmental Entity with respect to any Seller or any Station is pending or, to the Sellers' knowledge, is threatened. Without limiting the generality of the foregoing and with respect to the Stations, the Stations, to Sellers' knowledge and except as disclosed in

Sellers' Disclosure Letter, comply in all material respects with the Communications Act of 1934, as amended (the "Communications Act"), all rules, regulations and written policies of the FCC thereunder, all obligations with respect to equal opportunity under applicable law, and all rules and regulations of the FCC and the Federal Aviation Administration applicable to the towers used by the Stations (including all rules regulating hazards to air navigation, registration of radio towers, and exposure of humans to non-ionizing radio frequency radiation). In addition, Sellers have duly and timely filed, or caused to be filed, with the appropriate Governmental Entities all applications, reports, statements, fees, documents, registrations, filings or submissions with respect to the operations of the Stations and the ownership thereof, including, without limitation, applications for renewal of authority required by applicable law to be filed. To Sellers' knowledge, all such filings complied in all material respects with applicable laws when made, and no material deficiencies have been asserted with respect to any such filings. The public inspection files of the Stations required by 47 C.F.R. (S) 73.3526 are substantially complete. Except as disclosed in Sellers' Disclosure Letter, Sellers have no knowledge of any fact or circumstance relating to any Seller or Stations arising from noncompliance with the Communications Act, or the rules, regulations or written policies of the FCC in effect on the date of this Agreement that could reasonably be expected to (a) disqualify Sellers from assigning the Station Licenses to the Buyer or (b) prevent or delay the consummation by them of the transactions contemplated by this Agreement;

          (ii) Schedule 1.1.1 lists (a) all licenses, permits and other authorizations (including all STL licenses and construction permits) issued by the FCC relating to the Stations as of the date of this Agreement and (b) all licenses, permits, or authorizations issued by any other

Governmental Entities which are material to the operations of the Stations as of the date of this Agreement. Such licenses, permits and authorizations, and all applications for modification, extension or renewal thereof or for new licenses, permits, permissions or authorizations that would be material to the operations of the Stations, are collectively referred to herein as the Station Licenses (as further defined in Section 1.1.1), each of which is in full force and effect. The Stations, to Sellers' knowledge, have been operated in all material respects in accordance with the terms of the Station Licenses, unless authority to operate has otherwise been issued by the FCC (e.g., upon grant of an STA by the FCC). Except for proceedings affecting the radio broadcast industry generally, there are no proceedings pending or, to any of Seller's knowledge, threatened with respect to ownership or operation of any Station which reasonably may be expected to result in the revocation, material adverse modification, non-renewal or suspension of any of the Station Licenses, the denial of any pending applications for Station Licenses, the issuance of any cease and desist order, or the imposition of any administrative actions by the FCC or any other Governmental Entity with respect to the Station Licenses, or which reasonably may be expected to adversely affect any Station's ability to operate as currently operated or the Buyer's ability to obtain assignment of the Station Licenses. To Sellers' knowledge, no other broadcast station or radio communications facility is causing interference to the Stations' transmissions beyond that which is allowed by FCC rules and regulations;

          6.1.6     Litigation.  Except as stated in Sellers' Disclosure Letter,
                    ----------
(i) there is no action, suit, inquiry, judicial or administrative proceeding, or arbitration pending or, to the knowledge of Sellers, threatened against any Seller or any Station or any of their respective properties or assets by or before any arbitrator or Governmental Entity nor are there any investigations relating to Sellers or any of the Stations or any of their respective properties or assets pending or, to Sellers' knowledge, threatened by or before any arbitrator or Governmental Entity; (ii) there is no judgment, decree, injunction, or order of any Governmental Entity or arbitrator outstanding against any Seller or any Stations or any of their respective properties or assets and; (iii) there is no action, suit, inquiry, judicial or administrative proceeding pending or, to Sellers' knowledge, threatened against any Seller or any of the Stations by a third party relating to the Sellers or the Station Assets or any of the transactions contemplated by this Agreement;

          6.1.7     Insurance.  A list identifying all fire, liability and
                    ---------
other policies of insurance (excluding a key man life insurance policy) and all fidelity bonds held by or applicable to the Stations setting forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage and annual premium has been provided to Buyer in Sellers' Disclosure Letter. No event has occurred, including, without limitation, the failure to give any notice or information, or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of the insured parties under any such insurance policies. Sellers shall cause comparable policies of insurance to remain in effect for acts, omissions and events occurring on or prior to the Closing Date;

          6.1.8     Real Estate.  (i) Schedule 1.1.8 accurately lists and
                    -----------
describes all of the Real Estate held or used by Sellers in the operation of the Stations. Sellers currently use the Real Estate in a manner that is consistent with the current operation of the Stations. Sellers know of no restriction that would prohibit the continued use of the Real Estate for the operation of the Stations, except as otherwise disclosed on the schedules attached hereto or in Sellers' Disclosure Letter. At Closing, Sellers shall convey each portion of the Owned Real Estate to Buyer in accordance with the terms hereof, pursuant to a deed, with respect to each such portion of Owned Real Estate, in recordable and substantially similar form to the deed pursuant to which Seller took title to such portion of Owned Real Estate. Sellers have insurable fee simple title to the Owned Real Estate and have obtained title insurance on the Owned Real Estate (including the improvements thereon), free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, encroachments, charges and other claims and encumbrances of any nature whatsoever, and mineral, timber, oil or gas rights, the exercise of which would materially adversely affect the current operations of the Stations or to Sellers' knowledge, the intended continued operation of the Stations in a similar fashion, except for Permitted Liens (as hereinafter defined) or as disclosed in the Sellers' Disclosure Letter;

          (ii) Each lease, including any amendments thereto and assignments thereof, under which any Seller uses or occupies any Real Estate or under which any Seller grants any third party a right to use or occupy any portion of the Real Estate (individually, "Real Estate Lease," and collectively, "Real Estate Leases") is to Sellers' knowledge, in full force and effect and is binding and enforceable on Sellers in accordance with its terms. To Sellers' knowledge, Sellers are not in material default under, and have received no notice of a default or claim of default against Sellers under any such Real Estate Lease, and Sellers have no knowledge of any event or circumstance that, with the passage of time or the giving of notice or both, would result in (x) a material default by a

Seller or (y) a default by any other party to the Real Estate
Leases. To Sellers' knowledge, no notice of termination has been received by Sellers with respect to any Real Estate Lease, except as otherwise disclosed on the schedules attached hereto or the Sellers' Disclosure Letter. With respect to those Real Estate Leases pursuant to which Seller occupies the premises as tenant thereunder, Sellers shall use commercially reasonable efforts to obtain the consent of the landlords under each material Real Estate Lease, respectively, to the assignment of such Real Estate Lease to Buyer substantially on the terms and conditions as Sellers now enjoy under the Real Estate Leases.

          (iii) To Sellers' knowledge and unless otherwise noted in the schedules attached hereto or the Sellers' Disclosure Letter, no persons or entities other than the Sellers have any interest in the Owned Real Estate, apart from Permitted Liens;

          (iv) The buildings (or portions thereof), improvements and fixtures located on or attached to the Real Estate are reasonably suitable for their current use by the Stations.

          (v) No condemnation of any of the Real Estate has occurred. To Sellers' knowledge, there are no pending or threatened condemnation or eminent domain proceedings that may materially adversely affect the use of the Real Estate for the operation of the Stations.

          (vi) To Sellers' knowledge, Sellers presently have adequate routes of ingress and egress to, from and over all of the Real Estate necessary to operate the Stations.

          (vii) In Sellers' opinion, the improvements on the Real Estate have adequate utility services for the operations of the Stations.

          (viii) To Sellers' knowledge, no improvement of Seller on any of the Owned Real Estate encroaches upon the adjacent real property of any other person or entity so as to materially interfere with the current use of the Real Estate by Sellers.

          6.1.9  Tangible Personal Property.  Schedule 1.1.2 hereto contains
                 --------------------------
a list of all material Tangible Personal Property owned or held by Sellers and used in the conduct of the business and operations of the Stations. Except as stated in Sellers' Disclosure Letter, Sellers own and have good and valid title to all Tangible Personal Property and none of such property is subject to any Liens, other than Permitted Liens. The Tangible Personal Property and fixtures owned or used or to be acquired by Sellers, and necessary for the operation of the Stations, are, to Sellers' knowledge, in operating condition and are sufficient to permit the current conduct of the business of the Stations. At Closing, Sellers shall own all of the Tangible Personal Property listed in
Schedule 1.1.2 and this shall include all of the Tangible Personal Property and fixtures necessary to conduct the business of the Stations as presently conducted subject to Permitted Liens identified in Schedule 2.1 and except as listed on Schedule 1.2.10 (Excluded Assets). The Station Assets to be transferred hereunder constitute to Sellers' knowledge all of the assets, rights and properties that are required for the operation of the Stations.

          6.1.10 Liens and Encumbrances.  Except as set forth in Sellers'
                 ----------------------
Disclosure Letter, all of Sellers' properties and assets relating to the Stations, including leases, are free and clear of all liens, pledges, claims, security interests, mortgages, tenancies and other possessory interests, conditional sale or other title retention agreements (including Capital Leases), assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens, options or encumbrances of any kind (collectively, "Liens") except (i) statutory Liens securing payments not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (ii) Liens for taxes, assessments or governmental charges not yet delinquent or the validity of which is being contested in good faith by appropriate action, (iii) Liens securing indebtedness, all of which Liens will be discharged by Sellers at the Closing upon repayment of all amounts due and owing, unless otherwise agreed by Buyer,
(iv) Liens which individually do not materially detract from the value of, or materially impair the present and continued use of, the properties or assets affected thereby, for the operation of the Stations, (v) the Real Estate Leases and Liens on Leased Real Estate and leases (other than Capital Leases) arising from the provisions of such leases, (vi) zoning ordinances, sanitary and building codes and all statutes, regulations or other administrative enactments of any governmental authority having jurisdiction over the Real Estate or any part thereof; (vii) all matters contained in or disclosed upon title policies and/or title commitments, property plans, maps or surveys of any portion of the Real Estate, whether prepared for Sellers or for any third party, and all matters disclosed on maps or surveys of the Real Estate or any part thereof received by Sellers, in either case, as of the date upon which Sellers took title to, or was granted a leasehold interest in, the Real Estate affected thereby, provided, however, that any and all public improvements or public works
         -----------------
of any kind already
performed or to be performed which affect the Real Estate or any part thereof shall constitute a Permitted Lien hereunder without regard to the date performed, implemented or enacted, (viii) all notations, notices of violations of applicable laws, ordinances, rules and regulations and other matters or restrictions of record or filed against the Real Estate or any portion thereof as of the date upon which Sellers took title to, or was granted a leasehold interest in, the Real Estate affected thereby (all of the foregoing matters referred to in clauses (i) through (viii), collectively with the matters set forth on Schedule 1.1.8 and in the Sellers' Disclosure Letter, "Permitted Liens").

          6.1.11 Environmental Matters. Sellers make no environmental
                 ---------------------
representations, covenants or warranties;

          6.1.12 Taxes. (i) All Tax Returns (as defined in subsection (vii)
                 -----
below) that are required to be filed on or before the execution of this Agreement by Sellers have been duly filed on a timely basis under the statutes, rules and regulations of each applicable jurisdiction. All such Tax Returns are complete and accurate. Except as stated in Sellers' Disclosure Letter, all Taxes (as defined in subsection (vii) below), whether or not reflected on the Tax Returns, which are due with respect to the Sellers and any of their Affiliates have been timely paid by the Sellers and/or any such Affiliates, whether or not such Taxes are disputed. For the purposes of this Section 6.1.12 only, Affiliates shall mean any entity that files a consolidated tax return with any Seller;

          (ii) No claim for assessment or collection of Taxes has to Sellers' knowledge been asserted against any Seller or any Affiliates. None of Sellers nor any of Sellers' Affiliates is, to

Sellers' knowledge, a party to any pending audit, action, proceeding or investigation by any Governmental Entity for the assessment or collection of Taxes, nor does any Seller or any Affiliate have knowledge of any threatened audit, action, proceeding or investigation;

          (iii) None of Sellers nor any of Sellers' Affiliates has waived or extended any statutes of limitation for the assessment or collection of Taxes. To Sellers' knowledge, no claim has ever been made by a Governmental Entity in a jurisdiction where any Seller or any Affiliate does not currently file Tax Returns that any of Sellers or their Affiliates is or may be subject to taxation by that jurisdiction. Nor is any Seller or any of its Affiliates aware that any
such assertion of tax jurisdiction is pending or threatened.   To Sellers'
knowledge, no Liens, other than Permitted Liens (whether filed or arising by operation of law) have been imposed upon or asserted against any of the assets of the Stations as a result of or in connection with any failure, or alleged failure to pay any Tax;

          (iv) Each Seller has, to its knowledge, withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;

          (v) No Seller is a foreign person within the meaning of Section 1445 of the Internal Revenue Code (the "Code");

          (vi) No payment described in this Agreement is subject to Section 280G of the Code;

          (vii) For purposes of this Agreement, the terms "Tax" and "Taxes" shall mean all federal, state, local, or foreign income, payroll, Medicare, withholding, unemployment insurance, social security, sales, use, service, service use, leasing, leasing use, excise, franchise, gross receipts, value added, alternative or add-on minimum, estimated, occupation, real and personal property, stamp, duty, transfer, workers' compensation, severance, windfall profits, taxes under Section 59A of the Code, other tax, charge, fee, levy or assessment of the same or of a similar nature, including any interest, penalty, or addition thereto, whether disputed or not. The term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes or any amendment thereto, and including any schedule or attachment thereto;

          6.1.13 Personnel.  A complete and correct list as of February 1, 2000
                 ---------
of the names, positions, and location of all employees of the Stations has been provided to Buyer in Sellers' Disclosure Letter, which sets forth the current salaries of all such employees and the other compensation arrangements with all General Managers, Station Managers, General Sales Managers, Local Sales Managers, National Sales Managers, Program Directors, Business Managers and Traffic Managers (collectively, "Station Management") and indicates which of those employees is a party to an employment contract that is not terminable upon notice of 60 days or less without additional cost to the employer;

          6.1.14 Contracts     The Contracts are the only contractual agreements
                 ---------
necessary to carry out the business and operations of the Stations as currently conducted. Each Contract with respect to the Stations is a valid and binding obligation of Seller, and to Seller's knowledge is in full force and effect. Seller has performed in all material respects the obligations required to be performed by it thereunder and is not, to Seller's knowledge, in material breach or default thereunder. Schedule 1.1.3 identifies, as to each Contract with respect to the Stations listed thereon, whether the consent of the other party thereto is required in order for such Contract to continue in full force and effect upon the consummation of the transactions contemplated hereby;

          6.1.15 ERISA Compliance.   Except as stated in Sellers' Disclosure
                 ----------------
Letter, no Seller nor any other trades or businesses under common control within the meaning of Section 4001(b)(1) of ERISA (collectively, the "ERISA Group") has contributed or been obligated to contribute to any "multi employer plan" as such term is defined in Section 3(37) or Section 4001 (a)(3) of ERISA. A written list of all "employee benefit plans" within the meaning of Section 3(3) of ERISA and bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan or arrangement or understanding providing benefits to any present or former employee or contractor of the Stations maintained by Sellers, or as to which any Seller (with respect to such individuals) has any liability or obligation (collectively, "Employee Benefit Plans") has been provided to Buyer in Sellers' Disclosure Letter;

          6.1.16  Labor  Sellers have not agreed to recognize any union or other
                  -----
collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Sellers' employees. Except as stated in Sellers' Disclosure Letter, Sellers, with respect to the Stations, (i) are and to Sellers' knowledge have been in substantial compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours, and plant closing, occupational safety and health and workers' compensation and are not engaged, nor has any of them engaged, in any unfair labor practices; (ii) have no, and have not had any, unfair labor practice charges or complaints pending or to Sellers' knowledge threatened against any of them before the National Labor Relations Board; and
(iii) do not presently have any, charges pending or to Sellers' knowledge threatened against any of them before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices. There is no labor strike, slowdown, work stoppage or lockout actually pending or to Sellers' knowledge threatened against or affecting any of the Stations. No union organizational campaign or representation petition is currently pending to Sellers' knowledge with respect to any of the employees working for any of the Stations;

          6.1.17  Patents, Trademarks, Etc.  Schedule 1.1.4 sets forth all call
                  -------------------------
letters, patents, patent applications, trademarks, trade names, Internet domain names, service marks, trade secrets, applied for, issued, owned or used copyrights and other proprietary Intellectual Property used in the operation of the Stations (whether owned, leased or licensed). No Seller has received any notice of any claimed conflict, violation or infringement of such Intellectual Property rights. To Sellers' knowledge, none of such material Intellectual Property rights is being infringed by any third party;

          6.1.18  Absence of Certain Changes or Events.  Except as contemplated
                  ------------------------------------
or expressly permitted by this Agreement, since the date of the last relevant balance sheet of Seller or otherwise disclosed in Sellers' Disclosure Letter, there has not been (i) any material damage, destruction or loss of any kind with respect to any of Sellers' Stations not covered by valid and collectible insurance; (ii) with respect to any Station the execution of any agreement with any Station management or broadcast personnel (whether an employee or independent contractor) providing for his/her employment, or any increase in compensation or severance or termination of benefits payable or to become payable by Sellers, to any officer, Station management, or broadcast personnel (whether an employee or independent contractor), or any increase in benefits under any collective bargaining agreement, other than, in each case, in the ordinary course of business and consistent with prior practice; or (iii) any change by any Seller in its financial or tax accounting principles or methods;

          6.1.19  Commission or Finder's Fees.  Neither Sellers nor any entity
                  ---------------------------
acting on behalf of Sellers has hired, retained or dealt with any broker, finder, consultant or intermediary other than Star Media Group, Inc. (the "Broker"), nor have Sellers agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity other than to the Broker whose fees shall be paid by Sellers. Sellers shall indemnify and hold Buyer harmless from any and all damages, expenses and liabilities arising from any claim, demand or charge made against Buyer for any commission or other form of compensation or payment, based upon or alleging negotiations or communications with Sellers or any person or entity acting on

Seller's behalf in connection with this transaction. The provisions of this
Section 6.1.19 shall survive the Closing and any termination or assignment of this Agreement;

          6.1.20  Full Disclosure.  No representation or warranty by any Seller
                  ---------------
contained in this Agreement (including the Schedules hereto) or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading; and

          6.1.21  Sellers' Financial Condition.  Except as stated in Sellers'
                  ----------------------------
Disclosure Letter, no insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting any Seller or any of its respective assets or properties are pending, or to Sellers' knowledge threatened, and no Seller has made any assignment for the benefit of creditors, nor has any Seller taken any action with a view to, or which to Sellers' knowledge would constitute a basis for, the institution of any such insolvency proceedings.

                                   ARTICLE 7

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

     7.1. Organization and Standing.  Buyer is a limited liability company duly
          -------------------------
organized, validly existing and in good standing under the laws of the State of Delaware.

     7.2.  Authorization and Binding Obligation.  Buyer has all necessary power
           ------------------------------------
and authority to enter into and perform this Agreement and the transactions contemplated hereby, and to own or lease the Station Assets and to carry on the business of the Stations upon the consummation of the transactions contemplated by this Agreement. Buyer's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on behalf of Buyer and constitute the valid and binding obligation of Buyer, enforceable in accordance with its terms.

     7.3.  Qualification. To Buyer's knowledge, there is no fact, allegation,
           -------------
condition, or circumstance relating to Buyer, its officers, directors, members, managers, affiliates or attributable parties (as defined by FCC rules, regulations or policies), that could reasonably be expected to prevent the grant of the FCC Consent. Buyer knows of no fact that would, under the Communications Act of 1934, as amended, or the rules, regulations and policies of the FCC, disqualify Buyer from becoming the licensee of the Stations or delay FCC Consent to the assignment provided for herein. Neither Buyer, its officers, directors, members, managers, affiliate companies nor attributable parties (as defined by FCC rules regulations and policies) will commit any act or fail to commit any act or enter into any agreement where such action or inaction would materially violate the rules or policies of the FCC or prevent or materially delay FCC Consent to the assignment provided for herein.

     7.4.  Absence of Conflicting Agreements or Required Consents.  Except for
           ------------------------------------------------------
the FCC Consent required herein and except as stated in that letter to Sellers from Buyer dated February __,

2000 (the "Buyers' Disclosure Letter"), the execution, delivery and performance of this Agreement by Buyer: (i) do not violate or conflict with any of the terms, conditions or provisions of the Certificate of Formation or Regulations of Buyer; (ii) do not require the consent of any third party not affiliated with Buyer; (iii) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Buyer is a party; and (iv) will not, either alone or with the giving of notice or the passage of time, violate the terms, conditions or provisions of, or constitute a default under, any agreement, instrument, license or permit to which Buyer is now subject.

     7.5.  Litigation: Compliance with Law.  There is no litigation,
           -------------------------------
administrative action, arbitration or other proceeding, or petition, complaint or investigation before any court or governmental body pending against Buyer that would adversely affect Buyer's ability to perform its obligations pursuant to this Agreement or the agreements to be executed by Buyer in connection herewith. Buyer has committed no violation of any applicable law, regulation or ordinance or any other requirement of any governmental body or court which would have an adverse effect on Buyer or its ability to perform its obligations pursuant to this Agreement or the agreements to be executed in connection herewith.

     7.6.  Commission or Finder's Fees.  Neither Buyer nor any entity acting on
           ---------------------------
behalf of Buyer has hired, retained or dealt with any broker, finder, consultant or intermediary (other than the Broker), nor has Buyer or any entity acting on its behalf, agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto. Buyer shall indemnify and hold each of the Sellers harmless from any and all damages, expenses and liabilities arising from any claim, demand or charge made against any Seller for any commission or other form of compensation or payment, based upon or alleging negotiations or communications with Buyer or any person or entity acting on Buyer's behalf in connection with this transaction. The provisions of this Section 7.6 shall survive the Closing and any termination or assignment of this Agreement.

     7.7.  Full Disclosure.  No representation or warranty by Buyer contained in
           ---------------
this Agreement (including the Schedules hereto) or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

     7.8.  Financial Qualifications.  Buyer is financially qualified and has the
           ------------------------
financial resources to close and consummate all the transactions provided for in this Agreement upon FCC Consent to the assignment.

                                   ARTICLE 8

                              COVENANTS OF SELLERS
                              --------------------

     8.1.  Operation of Stations Prior to the Closing Date:
           -----------------------------------------------

           8.1.1 Sellers covenant and agree with Buyer that between the date of this Agreement and the Closing Date or TBA Effective Date as expressly stated below, Sellers, with respect to each Station shall:

           (i) until the TBA Effective Date, operate in the usual and ordinary course of business consistent with past practice. As used herein, the "TBA Effective Date" is March 1, 2000;

           (ii) until the TBA Effective Date, maintain its books of account and records in the usual and ordinary manner;

           (iii) until the TBA Effective Date, notify Buyer if the regular broadcast transmission of Stations WCZQ (FM), WDZQ (FM), WSOY-FM, WSOY (AM), WKOO (FM), WRNS-FM, WERO (FM), WRNN (FM), WYAV (FM), WMYB (FM), WYAK-FM, KLLL-FM, KONE (FM), or KMMX (FM) from their main transmitting facilities at less than 75% of full authorized effective radiated power is interrupted for ten or more hours in any period of three (3) consecutive days for reasons other than routine maintenance;

           (iv) until the Closing Date, repair, and, if necessary replace any of the Stations' studio and transmission assets in a reasonable manner consistent with current and historical practice and maintain the assets in substantially their current condition, ordinary wear and tear excepted;

           (v)     until the Closing Date, maintain insurance in accordance with
Section 6.1.7;

           (vi) until the Closing Date, not, without the prior consent of Buyer, which consent shall not be unreasonably withheld, incur any debts, obligations, or liabilities (absolute, accrued, contingent, or otherwise) that include obligations (monetary or otherwise) to be performed by Buyer other than the TBA that exceed Ten Thousand Dollars ($10,000.00) individually or Twenty-five Thousand Dollars ($25,000.00) in the aggregate;

           (vii) until the Closing Date, not, without the consent of Buyer, which consent shall not be unreasonably withheld, lease, mortgage, pledge, or subject to a lien, claim, or encumbrance (other than Permitted Liens ) any of the Station Assets or sell or transfer any of the Station Assets without replacing such Station Assets with an asset of substantially the same value and utility;

           (viii) until the Closing Date, not, without the prior consent of Buyer, which consent shall not be unreasonably withheld, (a) modify or extend any Contracts or (b) enter into any new Contracts the payments under which exceed Ten Thousand Dollars ($10,000.00) individually or Twenty-five Thousand Dollars ($25,000.00) in the aggregate;

           (ix) until the Closing Date, not make or grant any material wage or salary increase or generally materially modify the employees' terms and conditions of employment in a manner inconsistent with current practice and with respect to any Station Management and on-air personnel, Sellers shall not make or grant any wage or salary increase or modify any terms and conditions of employment without the prior consent of Buyer; provided, however, that Sellers shall be permitted to make bonus payments to any employees including Station Management and on-air personnel;

           (x) until the TBA Effective Date, not make any change in the accounting principles, methods, or practices followed by it or depreciation or amortization policies or rates;

           (xi) until the Closing Date, other in the ordinary course of business, not cancel or waive or release any right of material value;

           (xii) until the TBA Effective Date, use commercially reasonable efforts to maintain the present format of the Station, with programming consistent with past practices;

           (xiii) until the Closing date, enter into a legally binding commitment to do any of the foregoing.

     8.2. Sellers shall (i) give or cause the Stations to give Buyer and Buyer's counsel, accountants, engineers and other representatives, including environmental consultants, reasonable access during normal business hours and upon reasonable notice to all of Sellers' properties, books,

Contracts, Trade Agreements, reports and records including financial information and tax returns relating to the Stations, and to all real estate, buildings and equipment relating to the Stations, in order that Buyer may have full opportunity to make such investigation, including but not limited to, environmental assessments, as it desires of the affairs of the Stations, and
(ii) furnish Buyer with information and copies of all documents and agreements including, but not limited to, financial and operating data and other information concerning the financial condition, results of operations and business of the Stations, that Buyer may reasonably request. The rights of Buyer under this Section shall not be exercised in such a manner as to interfere unreasonably with the business of the Stations.

           8.2.1   Interim Financial Statements.   Sellers shall promptly
                   ----------------------------
deliver to Buyer copies of any monthly financial statements relating to the Stations' operations prior to the TBA Effective Date that may be prepared or received by Sellers during the period from the date hereof through the TBA Effective Date. Such financial statements shall fairly present the financial position and results of operations of the Stations as of the dates and for the periods indicated, and if prepared by or on behalf of Sellers, shall be prepared on a basis consistent and in accordance with the basis upon which the financial statements in Section 6.1.3 were prepared.

     8.3.  Other Consents.  Sellers will use commercially reasonable efforts to
           --------------
obtain all material consents, authorizations, or approvals required for the consummation of the transactions contemplated by this Agreement.

     8.4   [Intentionally omitted.]

     8.5.  Notification.  Sellers shall promptly notify Buyer in writing of  (i)
           ------------
the failure of a Seller or any employee or agent of Sellers to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with hereunder; (ii) the occurrence of any event that may entitle Buyer to terminate this Agreement pursuant to Section 15.1; or (iii) prior to the TBA Effective Date, any resignation or termination of any Station Management or over-the-air personnel at the Stations.

     8.6.  Updating of Schedules. From time to time prior to the Closing,
           ---------------------
Sellers will supplement or amend the Schedules delivered in connection herewith with respect to any matter which exists or occurs after the date of this Agreement and which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules or which is necessary to correct any information therein. The provisions of this Section are informational only and Buyer shall not be bound to the terms of any changed Schedules unless they are incorporated into this Agreement by a written amendment signed by Buyer, and Buyer agrees to promptly execute and deliver to Sellers any such amendment to the Schedules so long as the aggregate cost thereof to Buyer shall not exceed Fifty Thousand Dollars ($50,000.00).

     8.7.  FCC Filings.   Sellers shall file or cause to be filed on a current
           -----------
basis until the Closing Date all applications, fees, reports and documents required to be filed with the FCC with respect to the Stations. Copies of each such application, fee filing, report and document filed between the date hereof and the Closing Date shall be furnished to Buyer promptly after its filing.

     8.8.  Updating of Information.  Between the date of this Agreement and the
           -----------------------
TBA Effective Date, Sellers will deliver to Buyer, on a monthly basis within thirty (30) days of the end of each month, information relating to the operation of the Stations, including weekly sales reports and such other financial information that may be reasonably requested.

     8.9.  Indemnification.  (i)  From and after the Closing Date, Sellers shall
           ---------------
indemnify and hold Buyer, its Affiliates, and its assigns harmless from and against all costs, losses and damages (including reasonable attorney fees) incurred by Buyer or such Affiliates or assigns as a result of or arising out of
(a) the material breach by Sellers of any of their representations and warranties contained in this Agreement, (b) the failure by Sellers to perform their covenants set forth in this Agreement, (c) subject to the provisions of the TBA, the conduct of the operations of the Stations by Sellers or acts or omissions of Sellers creating material liability with respect to the Station Assets on or before the Closing Date or to the extent that the Station Assets cause material liability or damage unless such liability or damage resulted from material acts or omissions attributable to Buyer, its Affiliates, assigns, employees, agents or those acting on Buyer's behalf and (d) any and all obligations or liabilities of Sellers under any contract or agreement not expressly assumed by Buyer pursuant to the terms hereof (collectively, the "Indemnified Claims"); provided however, that Seller's liability under this
Section 8.9 shall in no event exceed the Holdback Amount. Notwithstanding anything to the contrary in this Agreement, Sellers shall not indemnify or hold harmless Buyer, its Affiliates or assigns for any claims asserted against Buyer or loss or damage sustained by Buyer that may be attributable to a Permitted Lien or any act or material omission by Buyer, its Affiliates, assigns, employees, agents or those acting on Buyer's behalf.

            (ii) On the Closing Date, Buyer and Sellers will enter into the Indemnification Escrow Agreement in the form of Exhibit 8.9 attached hereto in accordance with which Buyer shall at Closing deposit an amount of the Purchase Price equal to Five Hundred Thousand Dollars ($500,000.00) (the "Holdback Amount") with the escrow agent identified in the Indemnification Escrow Agreement (the "Indemnification Escrow Agent"). This amount shall represent the full extent of Sellers' liability for any Indemnified Claim;

            (iii) Buyer shall be entitled to payment pursuant to the terms of this Section 8.9 and the Indemnification Escrow Agreement for all amounts due to Buyer with respect to any claim by Buyer against Sellers for liabilities of Sellers payable under this Section with respect to breaches of representations and warranties of Sellers; and

            (iv) Sellers hereby covenant and agree that if, during the term of the Indemnification Escrow Agreement, Sellers are or become obligated to indemnify Buyer under this Section 8.9, Sellers will execute and deliver to the Indemnification Escrow Agent written instructions to release to Buyer such portion of the Holdback Amount as is necessary to indemnify Buyer for amounts due under this Section.

     8.10.  Asset Purchase Agreement.  Sellers shall place a copy of this
            -------------------------
Agreement in the local public inspection file of each Station and shall append a copy of this Agreement to each application to the FCC for the FCC Consent.

     8.11. [Intentionally omitted.]

     8.12  Capital Leases.  With respect to Tangible Personal Property held or
           --------------
used by Sellers pursuant to the terms of any Capital Lease, Sellers agree to discharge their obligations under that Capital Lease within five (5) days after Closing, acquire title to the Tangible Personal Property and convey the Tangible Personal Property to Buyer within thirty (30) days after Closing free and clear of all liens, claims or encumbrances other than Permitted Liens identified in
Schedule 2.1.

                                   ARTICLE 9
                              COVENANTS OF BUYER
                              ------------------

     9.1.  Notification.  Buyer shall promptly notify Sellers in writing of (i)
           ------------
any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Buyer which challenges the transactions contemplated hereby or (ii) the failure of Buyer, or any employee or agent of Buyer to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or be satisfied by it hereunder and (iii) the occurrence of any event that would entitle Sellers to terminate this Agreement pursuant to Section 15.1.

     9.2.  [Intentionally omitted.]

     9.3.  Post-Closing Access.      Buyer, for a period of one (1) year
           -------------------
following the Closing Date, shall make available during normal business hours for audit, copying and inspection by Sellers and their representatives, for any reasonable purpose and upon reasonable notice, all records, files, documents and correspondence transferred to it hereunder relating to the pre-closing period. All information, records, files, documents and correspondence made available or disclosed under this Section 9.3 shall be kept confidential as provided for in Section 10.1. Buyer will, in addition, make available to Seller, its employees and agents, for inspection, copying and audit, all records and documents Sellers may reasonably request in order to make the prorations and Allocations provided for in this Agreement. Buyer agrees to cooperate with Sellers by providing all information Seller may reasonably request for this purpose.

     9.4.  Other Consents.  Buyer will obtain all necessary consents,
           --------------
authorizations, or approvals, in each case, required for Buyer's consummation of the transactions contemplated by this Agreement.

                                  ARTICLE 10

                                JOINT COVENANTS
                                ---------------
     Buyer and Sellers covenant and agree that they shall act in accordance with the following:

     10.1. Confidentiality.  Buyer and Sellers shall each keep confidential
           ---------------
all information obtained by them with respect to the other party hereto in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to each other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby except to the extent required or useful in connection with any claim made with respect to the transactions contemplated by this Agreement or the negotiation thereof. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (i) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party, or
(ii) is or becomes publicly known through no fault of the receiving party or its agents, or (iii) is required to be disclosed pursuant to an order or request of a judicial or government authority (provided the non-disclosing party is given reasonable prior notice such that it may seek, at its expense, confidential treatment of the information to be disclosed), or (iv) is required to be disclosed under applicable law or rule, as determined by counsel for the receiving party.

     10.2.   Cooperation. Buyer and Sellers shall cooperate fully with one
             -----------
another in taking any actions, including actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement.

     10.3.   Control of Stations. As set forth in the Time Brokerage Agreement
             -------------------
executed contemporaneously herewith, prior to Closing, Buyer shall not, directly or indirectly, control the operations of the Stations.

     10.4.   Bulk Sales Laws. Buyer hereby waives compliance by Sellers with the
             ---------------
provisions of the "bulk sales" or similar laws of any state. Sellers shall indemnify Buyer and hold it harmless from any and all loss, cost, damage and expense (including but not limited to, reasonable attorneys'

fees) sustained by Buyer as a result of any failure of Sellers to comply with any "bulk sales" or similar laws.

     10.5.   Public Announcements.  Neither Buyer nor Sellers shall issue any
             --------------------
press release or make any disclosure with respect to the transaction contemplated by this Agreement without the prior written approval of the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

     10.6.   HSR Act.  [Intentionally Omitted]
             --------

     10.7.   Employee Matters.    Commencing with the execution of this
             ----------------
Agreement, Sellers shall make available the Stations' personnel during normal business hours for Buyer to interview prior to the TBA Effective Date. Prior to the TBA Effective Date and subject to the terms of the Time Brokerage Agreement, Buyer shall notify Sellers of the names of the employees to whom Buyer shall offer employment (herein referred to as "Transferred Employees"). Sellers hereby consent to Buyer making such offers of employment relating to the Stations subject to commencement of the Time Brokerage Agreement. Sellers shall be responsible for all obligations or liabilities of Sellers to those employees not offered employment by Buyer (herein referred to as "Retained Employees"). For a period of one (1) year from the termination of the TBA or this Agreement, Buyer agrees that it will not enter into any agreement with any of Sellers' employees that would prohibit or restrict any employee, directly or indirectly, from becoming an employee, agent or consultant of Sellers if the TBA should be terminated for any reason or if the Closing should fail to occur for any reason. Notwithstanding anything to the contrary in this Agreement, a breach of this covenant by Buyer shall be enforceable by a decree of specific performance in addition to the Liquidated Damages set forth in Section 14.2.

     10.8.   Phase I Environmental Assessment.  (i) During the thirty (30) day
             --------------------------------
period following execution of this Agreement, Buyer may, at its sole expense, conduct Phase I environmental assessments of the Real Estate or any portion thereof. If the Phase I assessments disclose the existence of a Material Environmental Problem, Buyer shall give Seller written notice thereof together with a copy of the Phase I assessments within forty (40) days of the execution of the Agreement, and Seller shall have ten (10) business days following receipt thereof in which to notify Buyer whether it will cure the Material Environmental Problem. If Seller elects to cure such Material Environmental Problem, Seller may either (a) perform or cause to be performed, the cure or remedy of such Material Environmental Problem and, if required, delay the Closing for ninety
(90) days or such longer period as the parties may mutually agree without incurring any additional liability or obligation as a result of such delay, until such time as the remediation work is substantially completed, or (b) proceed to Closing without performing the remediation work, and allow Buyer, at Closing, a credit against the Purchase Price in an amount equal to the mutually agreed reasonably estimated cost ("Estimated Cost") of such remediation work, in which event Buyer shall take title to the Real Estate affected thereby subject to such Material Environmental Problem. If Seller fails to give Buyer timely notice of its intent to cure the Material Environmental Problem, or if Seller elects not to cure the Material Environmental Problem, then Buyer may either (a) proceed to Closing with an adjustment to the Purchase Price equal to the Estimated Cost of such remediation work, not to exceed $100,000.00 in the aggregate, in which event Buyer shall take title to the Real Estate affected thereby subject to the Material Environmental Problem, or (b) terminate the Agreement, without further liability of either party to the other, except as otherwise specifically provided herein. Buyer shall give Pinnacle written notice of its election under subclause (a) or (b) above within the next ten (10) business days. Buyer's failure to deliver such notice to Pinnacle in a timely manner shall be deemed to be an election by Buyer to proceed to Closing in accordance with subclause (a). A "Material Environmental Problem" is defined as the violation of applicable federal or state laws pertaining to the placement, storage or existence of any hazardous or toxic substance, the aggregate Estimated Cost of correction or cure of which exceeds One Hundred Thousand Dollars ($100,000.00);

          (ii) In the event Seller has not received written notice of a Material Environmental Problem and a copy of the Phase I assessment within forty
(40) days from the execution of this Agreement, Buyer shall be deemed to have waived its rights hereunder the provisions of this Section 10.8(i) shall be of no further force and effect.

          (iii) Sellers agree to provide copies to Buyer of the Phase I assessments of the Real Estate in Sellers' possession; provided, however, that no representation or warranty is made with respect to such documents whatsoever. In the event the Phase I assessments provided by Sellers disclose any matter that does not constitute a Material Environmental Problem, Sellers and Buyer agree that Sellers have no obligation or liability of any kind with regard to such matter and that both parties shall proceed to Closing with no further adjustments to the Purchase Price for such matter.

     10.9.  Title to Real Estate   (i) Commencing upon the execution of this
            --------------------
Agreement, Buyer shall, at its sole expense, conduct land surveys and title inspections of the Real Estate.

            (ii) Buyer shall promptly notify Sellers in writing of, and provide Sellers and Sellers' counsel with copies of, any defects in title or other conditions affecting title, exclusive of Permitted Liens, which, if uncured, could reasonably be expected to prevent the subsequent sale by Buyer of the Owned Real Estate affected thereby or could prohibit Buyer's continued use of the Leased Real Estate for the operation of the Stations (each, a "Title Objection"). In the event Sellers have not received notification of such Title Objections on or before that date which is thirty (30) days prior to the Closing, the terms and provisions of this Section 10.9 shall be deemed to be waived by Buyer and shall be of no further force and effect.

            (iii) Upon receipt of Buyer's notification described above, and if the aggregate Estimated Cost of the cure or remedy of such Title Objections is less than $100,000.00, Sellers may elect to either (a) take such steps as may be reasonably required in order to cure or remedy the Title Objections, in which event Sellers may, at their option, delay the Closing Date for ninety (90) days or such longer period of time as Buyer and Sellers may mutually agree upon to complete the cure of such Title Objection, or (b) proceed to Closing without performing such cure, in which event Seller shall provide Buyer at Closing with a credit against the Purchase Price in an amount equal to the

Estimated Cost of such cure and Buyer shall take title to the Real Estate subject to such Title Objections.

          (iv) In the event the Estimated Cost to cure such Title Objections exceeds $100,000.00 in the aggregate, Buyer may either (a) proceed to Closing with a credit against the Purchase Price in an amount equal to $100,000.00 and Buyer shall take title to the Real Estate subject to such Title Objections, or
(b) terminate the Agreement, in which case the Earnest Money Escrow Deposit will be returned to Buyer and neither Buyer nor Sellers will have any further obligations hereunder except as otherwise specifically provided herein.

          (v) Title Objections shall be deemed cured or remedied hereunder if such Title Objection could not be reasonably expected to prohibit Buyer from (a) occupying the Real Estate in accordance with the terms of the applicable deed or Real Estate Lease and (b) using the Real Estate as it is currently used and operated, and to Sellers' knowledge, the continued use of the Real Estate for the operation of the Stations.

          (v) Notwithstanding anything to the contrary contained herein, Sellers' sole liability under this Section 10.9 shall in no event exceed the aggregate amount of $100,000.00. In no event shall a Title Objection be an Indemnified Claim.

     10.10.    Other Agreements.  Concurrently with the execution and delivery
               ----------------
of this Agreement, Seller and Buyer shall execute, deliver and perform in all material respects the Time Brokerage Agreement appended hereto as Exhibit 10.10.

                                   ARTICLE 11

                         CONDITIONS OF CLOSING BY BUYER
                         ------------------------------
     The obligations of Buyer hereunder are, at its option, subject to satisfaction at or prior to the Closing Date of all of the following conditions:

     11.1.     Representations and Warranties.  All representations and
               ------------------------------
warranties of Sellers made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement.

     11.2.     Compliance with Agreement.  All of the terms, covenants and
               -------------------------
conditions to be complied with and performed by Sellers on or prior to the Closing Date shall have been complied with or performed in all material respects.

     11.3.     Third Party Consents and Approvals; Estoppel Certificates.
               ---------------------------------------------------------
Sellers shall have obtained all third-party consents and approvals, if any, required for the transfer or continuance, as the case may be, of the Contracts designated by an asterisk as "material" on Schedule 1.1.3 (and the material contracts that would have been on Schedule 1.1.3 had they been in existence on the date of this Agreement).

     11.4.    Closing Certificates.  Buyer shall have received a certificate,
              --------------------
dated as of the Closing Date, from the Sellers, executed by the president of each Seller to the effect of Sections 11.1 and 11.2 . With respect to the
Section 11.2 certification, it shall be made to each Seller's knowledge.

     11.5.    Governmental Consents.
              ---------------------

              11.5.1   FCC.  The FCC  Consent shall have been issued by the FCC
                       ---
without any conditions that would otherwise permit Buyer to terminate this Agreement pursuant to Section 15.1(v), below, and unless otherwise agreed to by the parties, each such FCC Consent shall have become a Final Order (as defined in Section 4.1);

              11.5.2   HSR Act. [Intentionally Omitted]; and
                       -------

              11.5.3  Other Consents.  All other material authorizations,
                      --------------

consents, approvals, and clearances of federal, state, or local Governmental Entities required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained.

     11.6.   Adverse Proceedings.  No injunction, order, decree or judgment of
             -------------------
any court, agency or other Governmental Entities shall have been rendered against Sellers or Buyer which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

     11.7.   Closing Documents.   Sellers shall have executed and delivered or
             -----------------
caused to be delivered to Buyer, on the Closing Date (i) all deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer consistent with the terms hereof, in form and substance and sufficient to vest, with respect to the Owned Real Estate, insurable, fee simple title, and with respect to the other Station Assets title, in and effect the transfer and conveyance of, the Station Assets to Buyer in accordance with the terms of this Agreement, (ii) all other material documents, instruments, certificates and agreements required of Sellers under the terms of this Agreement; and (iii) any other documents, instruments or certificates reasonably requested by Buyer in order to effectuate the transactions contemplated herein, each in reasonably satisfactory form and substance to Buyer.

     11.8.   Operation of Stations.  With the exception of such temporary
             ---------------------
reduced power operations as are necessary for routine maintenance, at Closing the Stations will operate in material conformity with the Station Licenses. The parties acknowledge that the operations pursuant to STAs set out in Section
1.1.1 hereto shall not be deemed a violation of this condition. At Closing, the following Stations will be operating at 90% or more of full authorized effective radiated power: WCZQ (FM), WDZQ (FM), WSOY-FM, WSOY (AM), WKOO (FM), WRNS-FM, WERO (FM), WRNN (FM), WYAV (FM), WMYB (FM), WYAK-FM, KLLL-FM, KONE (FM), and KMMX

(FM). At Closing, to Sellers' knowledge the Stations will be in substantial compliance with the Station Licenses.

     11.9.   Opinion of Counsel.  Buyer shall have received a written opinion of
             ------------------
Sellers' counsel dated as of the Closing Date in customary form and substance.

     11.10.  KLLL (FM) Tower Site Lease.  Sellers shall have used commercially
             --------------------------
reasonable efforts to obtain a clarification regarding the expiration date of the KLLL (FM) Tower Site Lease, such expiration date to be mutually acceptable to Buyer and Sellers.

                                  ARTICLE 12

                       CONDITIONS OF CLOSING BY SELLERS
                       --------------------------------

     The obligations of Sellers hereunder are, at their option, subject to satisfaction at or prior to the Closing Date of all of the following conditions:

     12.1.   Representations, Warranties and Covenants. All representations and
             -----------------------------------------
warranties of Buyer made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement and except those given as of a specified date.

     12.2.   Compliance with Agreement. All the terms, covenants, and conditions
             -------------------------
to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

             12.2.1  Certifications, etc.  Sellers shall have received a
                     -------------------
certificate, dated as of the Closing Date, from the Buyer, executed by the President of Buyer to the effect of Sections 12.1 and 12.2. With respect to the
Section 12.2 certification, it shall be made to  Buyer's knowledge.

     12.3.   Governmental Approval.
             ---------------------

                     12.3.1  FCC. The FCC Consent shall have been issued by the
                             ---
FCC and each such FCC Consent shall have become a Final Order (as defined in Section 4.1);

                     12.3.2  HSR Act. [Intentionally Omitted]; and
                             -------

                     12.3.3  Other Consents. All other material authorizations,
                             -------------
consents, approvals, and clearances of federal, state or local Governmental Entities required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained.

     12.4.   Adverse Proceedings.  No injunction, decree or judgment of any
             -------------------
court, agency or other governmental entities shall have been rendered against Buyer or Sellers which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

     12.5.   Closing Documents.   Buyer shall have executed and delivered or
             -----------------
caused to be delivered to Sellers, on the Closing Date, (a) an assumption agreement with respect to Assumed Liabilities, (b) the Indemnification Escrow Agreement, (c) the Earnest Money Escrow Agreement,

(d) the assignment and assumption agreement with respect to the Real Estate Leases, and (e) any other documents, instruments or certificates requested by Sellers in order to effectuate the transactions contemplated herein, each in reasonably satisfactory form and substance to Sellers.

     12.6. Sellers shall have received a written opinion of Buyer's counsel dated as of the Closing Date in customary form and substance.

     12.7 Seller shall have received the Purchase Price, subject to the Holdback Amount as provided for in Section 8.9.

     12.8 The Indemnification Escrow Agent shall have received the Holdback Amount.

                                  ARTICLE 13

                       TRANSFER TAXES: FEES AND EXPENSES
                       ---------------------------------

     13.1.   Expenses. Except as set forth in Sections 13.2 and, 13.3  below,
             --------
each party hereto shall be solely responsible for all costs and expense incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

     13.2.   Transfer Taxes and Similar Charges.  Except as provided in Section
             ----------------------------------
3.3.1 and subject to the provisions of the TBA, all recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, and all similar costs of transferring the Station Assets, including without limitation the Real Estate, in accordance with this Agreement shall be borne equally by Buyer and

Sellers. Buyer and Sellers shall, in good faith, attempt to calculate all such taxes and fees prior to the Closing Date and to settle their respective obligations therefore on or before the Closing Date.

     13.3.   Governmental Filing or Grant Fees.  Any filing or grant fees
             ---------------------------------
imposed by any governmental authority the consent of which is required for the consummation of the transactions contemplated hereby, including but not limited to the FCC, shall be borne equally by Buyer and Sellers.

                                  ARTICLE 14

    ESCROW DEPOSIT; LIQUIDATED DAMAGES; SPECIFIC PERFORMANCE; CROSS-DEFAULT
    -----------------------------------------------------------------------

     14.1.   Escrow Deposit. Upon execution and delivery of this Agreement by
             --------------
all parties, Buyer will deposit with Star Media, Inc., ("Earnest Money Escrow Agent"), an irrevocable letter of credit in the amount of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00) (the "Earnest Money Escrow Deposit") in favor of Pinnacle as beneficiary thereunder. The Earnest Money Escrow Deposit shall be held and disbursed by Earnest Money Escrow Agent pursuant to the terms of the Earnest Money Escrow Agreement, appended hereto as
Exhibit 14.1 (the "Earnest Money Escrow Agreement"), which Earnest Money Escrow Agreement shall be executed and delivered concurrently with this Agreement by the Sellers, Buyer and Earnest Money Escrow Agent. At Closing, the Earnest Money Escrow Deposit shall be returned to Buyer. If the Closing does not occur solely because Buyer breached this Agreement or defaulted in the performance of any of its obligations hereunder, then Buyer and Sellers shall execute written instructions to the Earnest Money Escrow Agent directing it to deliver the Earnest Money Escrow Deposit to Sellers as liquidated damages, as provided in Section 14.2. If the Closing does not occur solely because Sellers materially breached this Agreement or materially defaulted in the performance of any of their obligations hereunder, then Buyer and Sellers shall execute written instructions to the Earnest Money Escrow Agent directing it to deliver the Earnest Money Escrow Deposit to Buyer and Buyer may seek specific performance of this Agreement , as provided in Section 14.3.

     14.2.   Liquidated Damages.  If this Agreement is terminated by Sellers
             ------------------
pursuant to Section 15.1 (ii)(b), the parties agree and acknowledge that Sellers will suffer damages that are not practicable to ascertain. Accordingly, in such event, Sellers shall be entitled to attorneys' fees, consultant fees and litigation costs (collectively "Costs") plus the sum of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00) as liquidated damages. The parties agree that the foregoing liquidated damages do not constitute a penalty and are a fair and reasonable estimate of the parties made in good faith and considering all the circumstances existing as of the date hereof of the actual damages to Sellers reasonably expected to result from the termination of this Agreement pursuant to Section 15.1 (ii)(b). Sellers agree that, to the fullest extent permitted by law, and subject to Section 10.7, the right of Sellers to receive Costs plus the Earnest Money Escrow Deposit shall be their sole and exclusive remedy if the Closing does not occur with respect to any damages whatsoever that Sellers may suffer or allege to suffer as a result of any claim or cause of action asserted by Sellers relating to or arising from breaches of the representations, warranties or covenants of Buyer contained in this Agreement and to be made or performed at or prior to the Closing. Except for a termination pursuant to Section 15.1 (ii)(b) (for which the sole recourse of Sellers shall be as provided in this Section 14.2) or pursuant to Sections 10.8, 10.9, 15.1(i) or
16.1 (for which neither party shall have any liability to the other), the termination of this Agreement shall not relieve the parties for any liability or obligation relating to their breaches of this Agreement occurring prior to such termination.

     14.3.   Specific Performance.  Sellers hereby acknowledge that the Station
             --------------------
Assets are unique, and that the harm to Buyer resulting from Sellers' default of their obligation to sell the Station Assets to Buyer cannot be adequately compensated by damages. Accordingly, Sellers agree that if, after grant of the FCC Consent, Buyer is not in material breach of this Agreement, and if Seller materially defaults in its obligation to convey the Station Assets hereunder, Buyer shall have the right to have the terms of this Agreement specifically performed by Sellers and shall be entitled to attorneys' fees, consultant fees and litigation costs, and Sellers hereby agree not to assert any objections to the imposition of remedy of specific performances by any court of competent jurisdiction. This remedy shall be the sole and exclusive remedy of Buyer hereunder.

     14.4.   Cross-Default.  Notwithstanding any provision in this Agreement to
             -------------
the contrary, an uncured event of default under the Time Brokerage Agreement, the Indemnification Escrow Agreement or the Earnest Money Escrow Agreement (the "Collateral Agreements") by Sellers or Buyer shall be deemed an uncured event of default by such party under this Agreement and under each of the Collateral Agreements, and the party not in material breach or material default shall have available all remedies provided to a party not in material breach in this Agreement and each of the Collateral Agreements; provided, however that except for the provision of the remedies of specific performance and liquidated damages as set forth in Section 10.7 hereof, Buyer's aggregate liability to Sellers for all uncured events of default under this Agreement and the Collateral Agreements shall not exceed the liquidated damages specified in Section 14.2.

                                  ARTICLE 15

                              TERMINATION RIGHTS
                              ------------------

     15.1.   Termination.   This Agreement may be terminated at any time prior
             -----------
to Closing as follows:

             (i)   by the mutual consent of Buyer and Sellers;

             (ii) by written notice of (a) Buyer to Sellers if Sellers breach or are in breach in any material respect any of their representations or warranties or default or are in default in any material respect in the observance or in the due and timely performance of any of their covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of Sellers' receipt of the notice of breach or default served by Buyer or such additional time as the parties mutually agree to, or (b) Sellers to the Buyer if Buyer breaches or is in breach in any material respect any of its representations or warranties or defaults or is in default in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of Buyer's receipt of the notice of breach or default served by Sellers or such additional time as the parties mutually agree to or by failure of the FCC to give its consent to any of the assignments provided for herein for reasons attributable to the Buyer, its officers, directors, managers, members, employees, agents or attributable parties (as defined in FCC rules, regulations and policies); but such notice and cure period shall not apply in the case of Buyer's or Sellers' failure to consummate the transactions in accordance with the terms and times specified in Section 4.1 of this Agreement;

             (iii) by Buyer or Sellers upon prior written notice to the other, if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, permanently enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

             (iv) by the party whose qualifications are not at issue, if, for any reason, the FCC denies or dismisses any of the FCC Applications and the time for reconsideration or court review under the Communications Act with respect to such denial or dismissal has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

             (v) by written notice of Buyer to Sellers if the FCC Consents contain a condition that materially reduces the value of this transaction to Buyer (unless such condition relates to divestiture requirements or other matters attributable to Buyer) and the time for reconsideration or court review under the Communications Act with respect to such condition(s) has expired without the filing with respect thereto of a timely petition for reconsideration or request for review; or

             (vi) by written notice of Buyer to Sellers, or by Sellers to the Buyer, if the Closing shall not have been consummated within twelve (12) months after acceptance for filing of the FCC Applications.

            (vii) Notwithstanding the foregoing, no party hereto may effect a termination hereof if such party is in material default or breach of this Agreement.

                                  ARTICLE 16

                                 RISK OF LOSS
                                 ------------

     16.1.   Risk of Loss.  Subject to the provisions of the TBA, the risk of
             ------------
loss or damage to the Station Assets shall be upon Sellers at all times prior to the Closing Date, except for loss or damage resulting from the material acts or material omissions of Buyer, its Affiliates, subsidiaries, assigns, employees, agents or those acting on Buyer's behalf. Following the Closing Date, the risk of loss or damage to the Station Assets shall be upon Buyer. In the event of loss or damage prior to the Closing Date, Sellers shall promptly notify Buyer thereof, and if the lost or damaged Station Assets are, in the aggregate, reasonably estimated to be less than One Hundred Fifty Thousand Dollars ($150,000.00), then unless the loss or damage is attributable to the acts or omissions of Buyer, its Affiliates, subsidiaries, assigns, employees, agents or those acting on Buyer's behalf, Sellers shall, at their sole cost and expense, replace or repair such Stations Assets prior to the Closing Date or deliver to Buyer at the Closing an amount in cash equal to the Estimated Cost of replacement or repair of such Stations Assets, as mutually agreed in good faith by Buyer and Sellers. Notwithstanding the foregoing, if the cost of such amount required to replace or repair such Station

Assets exceeds One Hundred Fifty Thousand Dollars ($150,000.00), Sellers may elect not to replace or repair such Stations Assets; provided however that in such event Buyer, at its option, may elect to terminate this Agreement or agree to accept from Sellers, at the Closing, an amount in cash equal to the cost to replace or repair such Station Assets, as mutually agreed in good faith by Buyer and Sellers, and Buyer shall waive any claim against Sellers for any default or breach with respect to the loss or damage. Buyer may terminate this Agreement, without any additional obligation to Buyer or Sellers, if the regular broadcast transmission of Stations WCZQ (FM), WDZQ (FM), WSOY-FM, WSOY (AM), WKOO (FM), WRNS-FM, WERO (FM), WRNN (FM), WYAV (FM), WMYB (FM), WYAK-FM, KLLL-FM, KONE
(FM), or KMMX (FM) from their main transmitting facilities is less than ninety percent (90%) of its licensed power for three (3) or more consecutive days or five (5) or more days in any thirty (30) day period, unless such transmission deficit is attributable to Buyer, its Affiliates, subsidiaries, assigns, employees, agent or those acting on their behalf and Sellers have not taken prompt action to cure such deficit or unless an STA has been filed with the FCC and Seller is diligently pursuing a cure for such deficit for time not to exceed ninety (90) days or such longer period as the parties mutually agree. Either party may extend the Closing Date by up to thirty (30) days in order to allow Sellers or Buyer to complete any repair or replacement, required or authorized by this Section.

                                  ARTICLE 17

                           MISCELLANEOUS PROVISIONS
                           ------------------------

     17.1.  Survival of Representations and Warranties.  The representations and
            ------------------------------------------
warranties contained in this Agreement and in any schedule, instrument or certificate delivered pursuant hereto, shall survive the Closing for one (1) year after the Closing Date and at that time shall no longer be of any force, effect or validity. At Closing, an Indemnification Escrow Agreement shall be duly executed and delivered by Buyer, Sellers and Star Media Group, Inc. as the Indemnification Escrow Agent in substantially the form of Exhibit 8.9 hereto. Buyer's rights to reimbursement or indemnification for damages resulting from any untrue or incorrect representation or warranty of the Sellers shall not be affected by any investigation made by Buyer or whether or not Buyer relied upon such untrue or incorrect representation or warranty.

     17.2.  Certain Interpretive Matters and Definitions.
            --------------------------------------------

            17.2.1  In General.  Unless the context otherwise requires, (i) all
                    ----------
references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles in effect as of the date hereof, (iv) "or" is disjunctive but not necessarily exclusive, and (iv) words in the singular include the plural and vice versa;
                       ----------

            17.2.2  Affiliate.  Unless otherwise specified, the term "Affiliate"
                    ---------
has the meaning given it in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended;

            17.2.3  Money.  All references to "$" or dollar amounts will be to
                    -----
lawful currency of the United States of America; and

          17.2.4 Knowledge. Representations made "to the best of [a party's]
                 ---------
knowledge" or "to [a party's] knowledge" will vary in meaning, depending on the date they are given or reaffirmed. On the date of this Agreement, it is sufficient for such representations to mean, (a) in the case of Sellers, the actual knowledge of Edward J. Ferreri, after consultation with Sellers' attorneys and (b) in the case of Buyer, the actual knowledge of Carl Hirsch, after consulting with Buyer's attorneys. In any representations given or reaffirmed after the date of this Agreement, representations made or reaffirmed "to the best of [a party's] knowledge" or "to [a party's] knowledge"mean (x) in the case of Sellers, the actual knowledge of Edward J. Ferreri after consultation with the general managers of the Stations, Sellers' attorneys, and Sellers' corporate consulting chief engineer and (z) in the case of Buyer, the actual knowledge of Carl Hirsch after consultation with general managers, Buyers' attorneys and consulting engineers.

          17.3.  Further Assurances.  At and after the Closing Date, Sellers
                 ------------------
shall from time to time, at the request of and without further cost or expense to Buyer, execute and deliver such other instruments of assignment, conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby, and Buyer shall from time to time, at the request of and without further cost or expense to Sellers, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively assume the Assumed Liabilities.

          17.4.  Audited Financial Statements.  At all times after the date
                 ----------------------------
hereof, Sellers shall, and shall cause their representatives (including their independent public accountants) to, cooperate in all reasonable respects with the efforts of Buyer and its independent auditors to prepare such audited and interim unaudited financial statements of the Stations as Buyer may require. Sellers shall use its best efforts to execute and deliver to Buyer's independent accountants such customary management representation letters as they may require as a condition to their ability to sign an unqualified report upon the audited financial statements of the Stations for the periods for which such financial statements may be required. Sellers, at Buyer's expense, shall cause their independent public accountants to make available to Buyer and its representatives all of their work papers related to the financial statements or Tax Returns of Sellers (to the extent they relate to the Stations), and to provide Buyer's independent public accountants with full access to those personnel who previously have been involved in the audit or review of Sellers' financial statements or Tax Returns.

     17.5.  Assignment. Neither this Agreement nor any of the rights, interests
            -----------
or obligations hereunder shall be assigned by any of the parties hereto; provided however, that without releasing Buyer from its obligations or liabilities hereunder, Buyer may assign its rights hereunder to a subsidiary or Affiliate of Buyer only to the extent that such assignment would not result in a
(i) major change to the FCC Applications under applicable FCC rules and regulations or (ii) any delay whatsoever in the consummation of the transactions contemplated hereunder. Prior to such assignment, Buyer will notify Sellers and the assignee will submit to Sellers a written assumption agreement satisfactory to Sellers in which the assignee agrees to assume all of Buyer's representations, warranties and covenants under this Agreement and the Collateral Agreements.

     17.6.  Amendments. No amendment, waiver of compliance with any provision
            ----------
or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

     17.7.  Headings. The headings set forth in this Agreement are for
            --------
convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

     17.8.  Governing Law. The construction and performance of this Agreement
            --------------
shall be governed by the laws of the State of Delaware without giving effect to the choice of law provisions thereof.

     17.9.  Notices. Any notice, demand or request required or permitted to be
            -------
given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received on the date of personal delivery; on the third day after deposit in the U.S. Mail if mailed by registered or certified mail, postage prepaid and return receipt requested; on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery and shall be addressed to the following addresses:

            (i)  In the case of Sellers:

                         Mr. Philip D. Marella
                         Pinnacle Broadcasting Company, Inc.
                         2073 Cheshire Road
                         Binghamton, NY 13903

                  With a copy to:

                         Edward J. Ferreri
                         Pinnacle Broadcasting Company, Inc.
                         1705 West Northwest Highway
                         Suite 275
                         Grapevine, TX 76051

                              and

                         Wade H. Hargrove, Esq.
                         Brooks, Pierce, McLendon,
                         Humphrey & Leonard, L.L.P.
                         First Union Capitol Center
                         150 Fayetteville Street Mall
                         Suite 1600
                         Raleigh, NC 27601

            (ii)  In the case of Buyer:

                         Mr. Samuel Weller
                         NextMedia Group, LLC
                         6312 South Fiddler's Green Circle
                         Suite 360-E
                         Englewood, CO 80111

                  With a copy to:

                         Matthew L. Leibowitz, Esq.
                         Leibowitz & Associates, P.A.
                         1 S.E. Third Avenue, Suite 1450
                         Miami, Florida 33131


     17.10. Barter and Trade. Buyer shall not assume any Trade Agreements
            ----------------
hereunder unless (i) Buyer obtains the value of the goods and services provided in exchange for the advertising to be broadcast and (ii) those goods and services are useful to the business of the Stations as it is currently conducted. If the value of trade, barter, and similar arrangements for the sale of advertising time for other than cash that are assumed by Buyer under this Agreement is, in the aggregate, One

Hundred Thousand Dollars ($100,000.00) or more, then Sellers shall pay Buyer the excess above the first One Hundred Thousand Dollars ($100,000.00) at Closing.

     17.11. Schedules.  The Schedules and Exhibits attached to this Agreement
            ---------
and the other documents delivered pursuant hereto are hereby made a part of this Agreement as if set forth in full herein.

     17.12. Entire Agreement  This Agreement contains the entire agreement among
            ----------------
the parties hereto with respect to its subject matter and supersedes all negotiations, prior discussions, agreements, letters of intent, and understandings, written or oral, relating to the subject matter of this Agreement, except all agreements contained in Paragraph F of the Letter of Intent between the parties dated January 11, 2000.

     17.13. Severability.  If any provision of this Agreement is held to be
            ------------
unenforceable, invalid, or void to any extent for any reason, that provision shall remain in force and effect to the maximum extent allowable, and the enforceability and validity of the remaining provisions of this Agreement shall not be affected thereby.

     17.14. Counterparts.  This Agreement may be executed in two or more
            ------------
counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

     17.15  Jurisdiction. Each of the parties hereby submits to the exclusive
            -------------
jurisdiction of the United States District Court for the Northern District of Texas and of any Texas state court having jurisdiction over the parties and the matters in controversy for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.

                                   ARTICLE 18

                                  DEFINITIONS
                                  -----------
     18.1   Defined Terms.  When used in this Agreement, the following terms
            -------------
shall have the following meanings:

     "Affiliate" has the meaning set forth in Section 17.2.2.
     "Agreement" means this Asset Purchase Agreement.
     "Allocation" has the meaning set forth in Section 3.2.
     "Assumed Liabilities" has the meaning set forth in Section 2.1.
     "BIA" means Broadcast Investments Analysts.
     "Broker" shall mean Star Media Group, Inc.
     "Buyer" means NextMedia Group, LLC, a Delaware limited liability company. "Buyer's Disclosure Letter" shall have the meaning set forth in Section
7.4.
     "Capital Lease" has the meaning set forth in Section 2.2.8.
     "Closing" has the meaning set forth in Section 4.1.
     "Closing Date" has the meaning set forth in Section 4.1.
     "Code" means the Internal Revenue Code.
     "Collateral Agreements" has the meaning set forth in Section 14.4.

     "Communications Act" means the Communications Act of 1934, as amended. "Contracts" has the meaning set forth in Section 1.1.3.
     "Costs" has the meaning set forth in Section 14.2.
     "Earnest Money Escrow Agent" means Star Media Group, Inc.
     "Earnest Money Escrow Agreement" means the agreement provided for in
Section 14.1, the form of which is attached hereto as Exhibit 14.1.
     "Earnest Money Escrow Deposit" means an irrevocable letter of credit in the amount of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00).
     "Employee Benefit Plans" has the meaning set forth in Section 6.1.15. "ERISA Group" has the meaning set forth in Section 6.1.15.
     "Estimated Cost" has the meaning set forth in Section 10.8.
     "Excluded Assets" has the meaning set forth in Section 1.2.
     "FCC" means the Federal Communications Commission.
     "FCC Applications" has the meaning set forth in Section 5.2.
     "FCC Consent" has the meaning set forth in Section 5.1.
     "Final Orders" has the meaning set forth in Section 4.1.
     "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality.
     "Holdback Amount" has the meaning set forth in Section 8.9(ii). "Indemnification Escrow Agent" has the meaning set forth in Section
8.9(ii).
     "Indemnification Escrow Agreement" shall mean the agreement provided for in
Section 8.9(ii), the form of which is attached hereto as Exhibit 8.9.

     "Indemnified Claims" has the meaning set forth in Section 8.9. "Independent Auditor" means Arthur Andersen, L.L.P.
     "Intellectual Property" has the meaning set forth in Section 1.1.4. "Leased Real Estate" has the meaning set forth in Section 1.1.8.
     "Liens" has the meaning set forth in Section 6.1.10.
     "Material Environmental Problem" has the meaning set forth in Section 10.8(i).
     "Owned Real Estate" has the meaning set forth in Section 1.1.7.
     "Permitted Liens" has the meaning set forth in Section 6.1.10.
     "Purchase Price" means Seventy-Five Million Dollars ($75,000,000.00), subject to adjustment.
     "Real Estate" has the meaning set forth in Section 1.1.8.
     "Real Estate Lease" has the meaning set forth in Section 6.1.8(ii). "Retained Liabilities" has the meaning set forth in Section 2.2.
     "Seller" and "Sellers" have the meaning set forth in the preamble of this Agreement.
     "Sellers' Cure Cost" has the meaning set forth in Section 10.9.
     "Sellers' Disclosure Letter" shall have the meaning set forth in Section 6.1.2.
     "Station" and "Stations" means those radio stations listed in the preamble to this Agreement.
     "Station Assets" has the meaning set forth in Section 1.1.
     "Station Licenses" has the meaning set forth in Section 1.1.1.
     "Station Management" has the meaning set forth in Section 6.1.13. "Tangible Personal Property" has the meaning set forth in Section 1.1.2. "Tax" and "Taxes" have the meaning set forth in Section 6.1.12(vii).

     "Tax Returns" has the meaning set forth in Section 6.1.12(vii).

     "TBA Effective Date" means March 1, 2000.

     "Time Brokerage Agreement" or "TBA" means that Time Brokerage Agreement executed as of even date with this Agreement with respect to the Stations the form of which is attached hereto as Exhibit 10.10.

     "Title Objections" has the meaning set forth in Section 10.9.

     "Trade Agreements" has the meaning set forth in Section 1.1.3.

     "Transferred Employees" has the meaning set forth in Section 10.7.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the date first above written.

                              Pinnacle Broadcasting Company, Inc.


                              By______________________________
                                    Edward J. Ferreri
                                    President


                              WSOY Decatur, Inc.


                              By______________________________
                                    Edward J. Ferreri
                                    President


                              Pinnacle Southeast, Inc.


                              By______________________________
                                    Edward J. Ferreri
                                    President


                              Pinnacle Myrtle Corp.


                              By______________________________
                                    Edward J. Ferreri
                                    President


                              Atlantic Towers, Inc.


                              By______________________________
                                    Edward J. Ferreri
                                    President

                              El Paso and Lubbock, Inc.


                              By______________________________
                                    Edward J. Ferreri
                                    President


                              WFXC & WDUR, Inc.


                              By______________________________
                                    Edward J. Ferreri
                                    President


                              Pinnacle S.C., Inc.


                              By______________________________
                                    Edward J. Ferreri
                                    President


                              NextMedia Group, LLC


                              By______________________________
                                    Carl Hirsch
                                    Chairman and Managing Member

STATE OF __________________
COUNTY OF ________________

     I, ______________________________, a Notary Public of the State and County heretofore mentioned, do hereby certify that Edward J. Ferreri personally appeared before me and acknowledged that he is the President of Pinnacle Broadcasting Company, Inc., a Delaware corporation, and that by authority of the Corporation he executed the foregoing document on behalf of the Corporation for the intents and purposes therein expressed.

     This the _____ day of February, 2000.


                                      __________________________________________
                                             Notary Public

My Commission Expires:

____________________.

STATE OF __________________
COUNTY OF ________________

     I, ______________________________, a Notary Public of the State and County heretofore mentioned, do hereby certify that Edward J. Ferreri personally appeared before me and acknowledged that he is the President of WSOY Decatur, Inc., a Delaware corporation, and that by authority of the Corporation he executed the foregoing document on behalf of the Corporation for the intents and purposes therein expressed.

     This the _____ day of February, 2000.


                                      __________________________________________
                                             Notary Public

My Commission Expires:

____________________.

STATE OF __________________
COUNTY OF ________________

     I, ______________________________, a Notary Public of the State and County heretofore mentioned, do hereby certify that Edward J. Ferreri personally appeared before me and acknowledged that he is the President of Pinnacle Southeast, Inc., a Delaware corporation, and that by authority of the Corporation he executed the foregoing document on behalf of the Corporation for the intents and purposes therein expressed.

     This the _____ day of February, 2000.


                                      __________________________________________
                                           Notary Public

My Commission Expires:

____________________.

STATE OF __________________
COUNTY OF ________________

     I, ______________________________, a Notary Public of the State and County heretofore mentioned, do hereby certify that Edward J. Ferreri personally appeared before me and acknowledged that he is the President of Pinnacle Myrtle Corp., a Delaware corporation, and that by authority of the Corporation he executed the foregoing document on behalf of the Corporation for the intents and purposes therein expressed.

     This the _____ day of February, 2000.


                                      __________________________________________
                                           Notary Public

My Commission Expires:

____________________.

STATE OF __________________
COUNTY OF ________________

     I, ______________________________, a Notary Public of the State and County heretofore mentioned, do hereby certify that Edward J. Ferreri personally appeared before me and acknowledged that he is the President of Atlantic Towers, Inc., a South Carolina corporation, and that by authority of the Corporation he executed the foregoing document on behalf of the Corporation for the intents and purposes therein expressed.

     This the _____ day of February, 2000.


                                      __________________________________________
                                          Notary Public

My Commission Expires:

____________________.

STATE OF __________________
COUNTY OF ________________

     I, ______________________________, a Notary Public of the State and County heretofore mentioned, do hereby certify that Edward J. Ferreri personally appeared before me and acknowledged that he is the President of El Paso and Lubbock, Inc., a Delaware corporation, and that by authority of the Corporation he executed the foregoing document on behalf of the Corporation for the intents and purposes therein expressed.

     This the _____ day of February, 2000.


                                      __________________________________________
                                          Notary Public

My Commission Expires:

____________________.

STATE OF __________________
COUNTY OF ________________

     I, ______________________________, a Notary Public of the State and County heretofore mentioned, do hereby certify that Edward J. Ferreri personally appeared before me and acknowledged that he is the President of WFXC & WDUR, Inc., a Delaware corporation, and that by authority of the Corporation he executed the foregoing document on behalf of the Corporation for the intents and purposes therein expressed.

     This the _____ day of February, 2000.


                                      __________________________________________
                                          Notary Public

My Commission Expires:

____________________.

STATE OF __________________
COUNTY OF ________________

     I, ______________________________, a Notary Public of the State and County heretofore mentioned, do hereby certify that Edward J. Ferreri personally appeared before me and acknowledged that he is the President of Pinnacle S.C., Inc., a Delaware corporation, and that by authority of the Corporation he executed the foregoing document on behalf of the Corporation for the intents and purposes therein expressed.

     This the _____ day of February, 2000.


                                      __________________________________________
                                          Notary Public

My Commission Expires:

____________________.

STATE OF __________________
COUNTY OF ________________

     I, ______________________________, a Notary Public of the State and County heretofore mentioned, do hereby certify that Carl Hirsch personally appeared before me and acknowledged that he is the Chairman and Managing Member of NextMedia Group, LLC, a Delaware limited liability company, and that by authority of the Company he executed the foregoing document on behalf of the Company for the intents and purposes therein expressed.

     This the _____ day of February, 2000.


                                      __________________________________________
                                          Notary Public

My Commission Expires:

____________________.